Texas Industries, Inc.

7¼% SENIOR NOTES DUE 2013

Second Supplemental Indenture

Dated as of August 18, 2008

to

Indenture

Dated as of July 6, 2005

Wells Fargo Bank, National Association
Trustee

SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of August 18, 2008, between TEXAS INDUSTRIES, INC., a Delaware corporation (the “Company”), certain of its subsidiaries and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), under an Indenture dated as of July 6, 2005 as supplemented by the First Supplemental Indenture dated as of August 18, 2008 (the “Indenture”).

WITNESSETH:

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture in accordance with its terms have been done.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof.

Section 2. Amendments to Indenture. Section 4.07(a)(iv)(C) of the Indenture will be deleted in its entirety and replaced by the following:

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by Sections (ii), (iii), (iv), (v) and (vii) of Section 4.07 (b) below), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(3) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to (x) the amount returned in cash to the Company or any Restricted Subsidiary of the Company on or with respect to such Restricted Investments, whether resulting from payments of interest on Indebtedness, dividends or distributions, repayments of loans or advances in cash or other payments, or from the net cash proceeds from the sale of any such Investment, (y) upon the designation of any Unrestricted Subsidiary to be a Restricted Subsidiary, the Fair Market Value of the Company's or its Restricted Subsidiary's equity interest in such Subsidiary at the time of such designation, or (z) upon the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), the amount of the Guarantee released, in each case, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed the amount of the Restricted Investment previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

Section 3. Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE INDENTURE AS AMENDED HEREBY.

Section 4. Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture, as amended hereby.

Section 5. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

Section 6.  Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7. Ratification. Except as expressly amended by this Supplemental Indenture, each provision of the Indenture shall remain in full force and effect, and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company, the Guarantors and the Trustee.

* * *

2

IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

“Company”

TEXAS INDUSTRIES, INC.

By:	/s/Kenneth R. Allen
Kenneth R. Allen, Vice President, Finance and Chief Financial Officer

“Trustee”

WELLS FARGO BANK, N.A.

By:	/s/John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

“Guarantors”

BROOKHOLLOW CORPORATION
BROOK HOLLOW PROPERTIES, INC.
BROOKHOLLOW OF ALEXANDRIA, INC.
BROOKHOLLOW OF VIRGINIA, INC.
SOUTHWESTERN FINANCIAL CORPORATION
CREOLE CORPORATION
PACIFIC CUSTOM MATERIALS, INC.
RIVERSIDE CEMENT COMPANY
PARTIN LIMESTONE PRODUCTS, INC.
RIVERSIDE CEMENT HOLDINGS COMPANY
TXI AVIATION, INC.
TXI CALIFORNIA INC.
TXI CEMENT COMPANY
TXI POWER COMPANY
TXI RIVERSIDE INC.
TXI TRANSPORTATION COMPANY

By:	/s/Kenneth R. Allen
Kenneth R. Allen, Authorized Signatory

“Guarantors”

TEXAS INDUSTRIES HOLDINGS, LLC
TEXAS INDUSTRIES TRUST
TXI LLC
TXI OPERATING TRUST

By:	/s/Kenneth R. Allen
Kenneth R. Allen, Authorized Signatory

TXI OPERATIONS, LP

By: TXI Operating Trust, its general partner

By:	/s/Kenneth R. Allen
Kenneth R. Allen, Authorized Signatory